Exhibit 99


     Four Oaks Fincorp, Inc. Announces 2003 First Quarter Results


    FOUR OAKS, N.C.--(BUSINESS WIRE)--April 25, 2003--Four Oaks Fincorp, Inc.(OTCBB: FOFN), holding company for Four Oaks Bank & Trust Company, today announced net income for the first quarter ended March 31, 2003 of $628,000 a decrease of 18% from the earnings level for the first quarter of 2002.
    The decrease in net income is the result of declining net interest margins and increasing operating costs related to new facilities and staff. Net income per share for the first quarter of 2003 was $0.29 compared to $0.36 in 2002. Return on average equity and average assets for the twelve months ending March 31, 2003 of 9.07% and .89% decreased from 9.76% and .96% for the twelve months ending March 31, 2002. Dividends paid in March 2003 were $0.11 per common share compared to $0.10 per share paid in March 2002.
    Total deposits grew 2% and net loans grew 3% from December 31, 2002 to March 31, 2003. Shareholders' equity grew to $31,941,000 for a 3% increase over December 31, 2002. Book value per share at March 31, 2003 was $14.84 compared to $14.52 at December 31, 2002. Shareholders' equity as a percentage of total assets remains high at 9.9%.
    With $324,077,000 in total assets, Four Oaks Fincorp, Inc. through its wholly owned subsidiary, Four Oaks Bank, offers a broad range of financial services through its nine offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, and Wallace, North Carolina.


    CONTACT: Four Oaks Fincorp, Inc.
             Ayden R. Lee, Jr. or Nancy S. Wise, 919/963-2177